EXHIBIT 10.24

ZIX CORPORATION
RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (this “Agreement”) is effective as of the Grant Date set forth in the Grant Details section below (“Grant Details”) with respect to the Restricted Stock Units described in the Grant Details which are granted by Zix Corporation, a Texas corporation (the “Company”), to the person (“Grantee”) named in the Grant Details. The Company wishes to recognize Grantee’s contributions to the Company, and to encourage Grantee's sense of proprietorship in the Company, by providing Grantee with Restricted Stock Units as described below.

1)	Grant Details

Pursuant to and subject to the Zix Corporation Amended and Restated 2012 Incentive Plan (the “Plan”) and this Agreement, the Company hereby grants to Grantee, effective on the grant date indicated below (the “Grant Date”), the number of restricted stock units (“Units”) convertible into the same number of shares (“Shares”) of the Company’s common stock, par value $0.01 (“Stock”) indicated below:

Grantee
Number of Units
Grant Date
Vesting Schedule	Annual vesting pro rata over three years on the Grant Date anniversary
2)	Terms

The number of Units indicated in the Grant Details represents the right to receive an equal number of Shares of Stock on the terms set forth in this Agreement. By accepting the Units, Grantee is deemed to agree to the terms of the Plan and this Agreement.

3)	Terms of Plan Govern

The terms contained in the Plan are incorporated into and made a part of this Agreement. This Agreement is governed by the terms of the Plan and it is subject to and will be construed in accordance with the Plan. The terms of the Plan govern and control any conflict between the terms of the Plan and this Agreement. All capitalized terms not defined in this Agreement have the meanings ascribed to them in the Plan. This grant of Units and this Agreement are subject to the terms and conditions of the Company’s Incentive Compensation Recoupment Policy adopted by the Board, as amended from time to time, and any other compensation recoupment policy adopted from time to time by the Board or any committee of the Board.

4)	Condition for Grant

As a condition of accepting this grant of units and this Agreement, Grantee must have a brokerage account with the Company’s authorized administrative stock brokerage, which is currently Merrill Lynch (“Broker”).

5)	Vesting of Units

The Company will credit the Units to a bookkeeping account on behalf of Grantee.  Except as otherwise provided in Grantee’s Employment Termination Benefits Agreement or any other employment, severance or similar agreement between the Company and Grantee, if any, the Units will vest and become non-forfeitable on the earliest to occur of the following:

a)

as to particular Units, on the vesting dates described in the Grant Details (each, a “Vesting Date”), if and only if Grantee is on each applicable Vesting Date either a full time employee or full time individual contractor of the Company or a Subsidiary;

b)	as to all of the Units, upon Grantee’s death or termination of Continuous Service by reason of his or her Disability; or
c)	as to all of the Units, as provided in Section 14.6 of the Plan in connection with a Change in Control.

Any time there is an interruption of Grantee’s Continuous Service for any reason other than those contemplated above, Grantee will immediately and automatically forfeit all right, title and interest in and to unvested Units, the Units automatically will be cancelled, and Grantee will not be entitled to any consideration for the cancelled Units.

6)	Conversion to Stock

On the applicable Vesting Date, unless the Units have been previously forfeited as provided in section 5) above, the Company will convert applicable Units into Shares, and Stock evidencing the conversion of those Units into Shares will be issued by the Company and registered on the books of the Company in Grantee’s name.

7)	Restrictions on Transfer

No right or interest of Grantee in the Units can be: (a) pledged, encumbered, or hypothecated to or in favor of any party other than the Company or its Subsidiary, or (b) subject to any lien, obligation, or liability of Grantee to any other party other than the Company or its Subsidiary. The Units are not assignable or transferable by Grantee other than: (a) upon Grantee’s death, to a beneficiary under a testamentary trust or will, or by the laws of descent and distribution, and (b) pursuant to a domestic relations order that would satisfy Section 414(p)(1)(A) of the Code if it were deemed to apply to the Units.

8)	Delivery and Form of Shares

After any applicable Vesting Date, the Company shall deliver the Shares to Grantee or, upon Grantee’s request, to Grantee’s designee. The Company may choose to deliver the Shares in either certificated or uncertificated form. The Company is entitled to delay delivery of the Shares for a reasonable period in order to comply with registration requirements under the 1933 Act, listing requirements under the rules of any stock exchange, and requirements under any other law or regulation applicable to the issuance or transfer of the Shares.

9)	Voting Rights

Grantee will not have voting or any other rights as a shareholder of the Company with respect to Units. Upon conversion of Units into Shares of Stock, Grantee will obtain full voting rights as a shareholder of the Company with respect to those Shares.

10)	Dividends

If one or more dividends is paid with respect to Stock before the Vesting Date of Units, the Grantee will receive additional Units equal to (a) the dollar amount or fair market value of the dividend per Share of Stock multiplied by the number of Units, divided by (b) the Fair Market Value of the Stock on the dividend payment date. The additional Units will be subject to the same vesting schedule, forfeiture and other terms that apply to the original Units.

11)	Successors

This Agreement is binding upon any successor of the Company.

12)	Notice

Notices under this Agreement must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to Zix Corporation, 2711 North Haskell Avenue, Suite 2200, LB 36, Dallas, Texas 75204-2960, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

13)	Grant Conditioned on Employee Obligations

This grant of Units and Grantee’s rights under this Agreement are subject to and conditioned upon Grantee’s full compliance with Grantee’s Confidentiality and Invention Agreement with the Company or its Subsidiary, or any similar agreement with the Company or its Subsidiary. If in any dispute between Grantee and the Company or its Subsidiary a court or arbitrator determines that Grantee did not comply in any respect with that agreement, the Company will be entitled to receive from Grantee all Shares received upon a Vesting Date, or if Grantee has sold, transferred or otherwise disposed of any such Shares, the Fair Market Value of the Shares on the date of sale, transfer or other disposition. This provision will survive any termination or expiration of this Agreement.

14)	Tax Withholding

The Company or any employer Subsidiary has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy taxes required by law to be withheld by the Company or any employer Subsidiary with respect to any taxable event arising as a result of the vesting or settlement of the Units. Subject to any contractual or legal limitations or restrictions imposed on the Company or any employer Subsidiary (including under any credit or similar agreement), the withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the Units and/or Shares having a Fair Market Value on the date of withholding equal to the minimum amount (and not any greater amount) required to be withheld for tax purposes, all in accordance with such procedures as the Company establishes.

15)	Continued Employment or Service Not Guaranteed

Nothing in this Agreement, the Plan or any document describing the Plan or this Agreement, or the grant of any Units, gives Grantee the right to continue employment or service with the Company or any Subsidiary or affects the right of the Company or a Subsidiary to terminate the employment or service of Grantee with or without Cause.

16)	Governing Law

This Agreement is governed by and will be construed, interpreted and enforced in accordance with the laws of the State of Texas (excluding its conflict of laws rules).

17)	Injunctive Relief

In addition to all other rights or remedies available at law or in equity, the Company is entitled to injunctive and other equitable relief to prevent or enjoin any violation of this Agreement.

18)	Amendment; Termination

The Committee may amend or terminate this Agreement without approval of Grantee; provided, however, that such amendment, modification or termination cannot, without Grantee’s consent, reduce or diminish the value of the Units determined as if they were fully vested on the date of such amendment or termination.

19)	Modifications in Writing

No amendment of this Agreement or waiver of any provision of this Agreement is binding on the Company unless it is in a writing signed by the Company.

20)	No Deemed Waivers

No failure by the Company to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof will constitute a waiver of any such breach or any other covenant, duty, agreement or condition. No waiver of any of provision of this Agreement will be deemed to occur, or to constitute a waiver of any other provision of this Agreement, or to constitute a continuing waiver, unless that waiver is in a writing signed by the party against whom the waiver is asserted.

21)	Blue-penciling

If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties will be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties that this Agreement will be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

22)	Further Acts

Grantee will execute all documents, provide all information and take or refrain from taking all actions as the Company deems necessary or appropriate to achieve the purposes of this Agreement.

23)	Electronic Signatures

This Agreement may be digitally signed by Grantee. By accepting the Units on the Broker’s online system, Grantee agrees to the terms of this Agreement together with the pertinent Plan documents found in the Communications Center on the Broker’s website. By failing to accept the Units on the Broker’s online system, Grantee forfeits all rights to the Units. Evidence of Grantee’s acceptance of the Units will be captured and stored in electronic format in the Broker’s database, and that electronic acceptance will create and evidence a binding contract between Grantee and the Company.

ZIX CORPORATION

By:

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